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Exhibit 10.10

SEPARATION AGREEMENT

        THIS SEPARATION AGREEMENT is entered into on November 14, 2008 by and between Solera National Bank, a national banking association and Solera National Bancorp Inc., the bank holding company (collectively, "Bank") and Paul M. Ferguson ("Executive") (collectively, "the Parties") for good and valuable consideration, the sufficiency of which is hereby acknowledged.

        1.     Executive and Bank agree that Executive's employment with Bank, pursuant to the Executive Employment Agreement, dated September 10, 2007, by and between Bank and Executive ("Employment Agreement"), will end on November14, 2008 (the "Separation Date"). By signing this Separation Agreement, Executive hereby submits his resignation from employment with the Bank. In addition, Executive hereby submits his resignation, effective immediately, from all other positions with regard to the Bank, including, without limitation, as an officer, director, committee member and/or any other positions with Solera National Bank and/or Solera National Bancorp Inc., the bank holding company. Bank hereby accepts his resignation. Executive will be paid his regular compensation and will receive benefits pursuant to the Bank's policies and practices until the Separation Date. Effective immediately, however, he is relieved of all duties and responsibilities with Bank and is no longer authorized to transact business or incur any expenses, obligations, or liabilities on behalf of Bank; he will not perform any services for the Bank, at the Bank's offices or otherwise, effective immediately.

        2.     Executive understands that, regardless of whether he signs this Separation Agreement, Bank will pay him all compensation and unused Paid Time Off, if any, that he has earned through the Separation Date, that Bank will reimburse Executive for reasonable business expenses incurred through the Separation Date upon submission by Executive of expense reports in accordance with company policy, and that Executive will have the right to elect to continue his health insurance coverage, pursuant to the federal law regarding continuation of insurance coverage, known as COBRA.

        3.     In exchange for Executive's agreement to this Separation Agreement, Bank agrees to provide Executive with the following additional severance benefits:

    (A)
    Bank will pay Executive one hundred eighty-seven thousand dollars ($187,500).

    (B)
    Notwithstanding paragraphs 5(E) and 11 below, Bank will agree to release Executive from the non-competition provisions of paragraph 20 of the Employment Agreement.

    (C)
    Bank will agree to the mutual non-disparagement provision below.

    (D)
    Bank will agree to the mutual release below.

    (E)
    Bank will agree to the mutual confidentiality provision below.

    (F)
    Bank agrees not to contest any claim for unemployment compensation benefits filed by Executive, provided, however, that Bank may submit accurate information regarding any payments or benefits paid to Executive.

    (G)
    From the Separation Date through and including October 19, 2009, the Bank will reimburse the Executive in an amount of $345.45 per month as reimbursement for the Executive's portion of COBRA payments.

    (H)
    From the Separation Date through and including October 19, 2009, the Bank will pay Executive's life insurance premiums through the Bank's life insurance policy.

    (I)
    Bank will provide Executive with a letter of reference in the form of the letter attached hereto as Attachment A. Bank agrees that it will provide no response to any request for a reference other than as set forth in Attachment A. Executive agrees that he will not direct reference requests to the Bank.

Bank agrees to pay Executive the lump sum severance payment described in paragraph 3(A) above within ten (10) days of the Effective Date of this Separation Agreement pursuant to paragraph 12 below. The payment shall be made by check made out to Paul M. Ferguson, which shall be delivered to his attorney, Elizabeth Kiovsky, Baird & Kiovsky, LLC, 2036 E. 17th Avenue, Denver, CO 80206. Bank agrees to begin providing the severance benefits set forth in paragraphs 3(B) through 3(I) as of the Effective Date of this Separation Agreement as described in paragraph 12 below. Executive confirms that he has returned all company property to Bank including all keys, access cards, computers, cell phones, and key cards and has returned all Proprietary Information as defined in paragraph 8 herein and in paragraph 16 of the Employment Agreement. In the event of any breach by Executive of his obligations under this Agreement, Bank may terminate any remaining severance benefits. Executive agrees that he will not seek employment with Bank in the future, that Bank has no obligation to consider him for employment in the future, and that he is not entitled to any other compensation or benefits except as expressly provided herein.

        4.     The Parties hereby release each other, including their officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, sister companies, and benefit plans (collectively "Released Persons") of and from any and all past, present, and/or future actions, causes of actions, claims, demands, damages, expenses, charges, complaints, obligations and liability of any nature or kind whatsoever on account of, or in any way growing out of, Executives' employment with or separation from employment with Bank, whether such liability or damages are accrued or unaccrued, known or unknown at this time. This release includes, without limitation, any and all rights or claims under any common law theory such as defamation, intentional infliction of emotional distress, outrageous conduct, breach of contract, invasion of privacy, wrongful discharge, breach of implied covenant, and any claim of discrimination on the basis of sex, race, creed, religion, age, disability, sexual orientation, or national origin under any municipal ordinance or under any statute of the United States or Colorado or any other state, including without limitation, any claim under Title VII of the 1964 Civil Rights Act, The Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act, the Colorado Civil Rights Act (C.R.S. Sections 24-34-301 et seq. and 24-34-401 et seq.), and the Age Discrimination in Employment Act of 1967 as amended, which is codified beginning at 29 U.S.C. Section 621.

        5.     The release in paragraph 4 does not include a release or waiver of the following:

    (A)
    any rights of Executive which are already vested as of the Separation Date to benefits under Bank's Stock Option Agreement;

    (B)
    any rights to elect continuation coverage under Bank's group health plan in accordance with the terms of COBRA;

    (C)
    any claims which Executive may have under Colorado statutes for workers compensation benefits and/or unemployment compensation benefits;

    (D)
    any rights or claims arising under the Age Discrimination in Employment Act after the date that Executive signs this Separation Agreement; and

    (E)
    Subject to paragraph 7 hereof, the Bank's rights to enforce any of the provisions of the Employment Agreement which survive termination of the Employment Agreement (see Employment Agreement, paragraph 30).

        6.     The Parties agree not to file any claims, complaints, or lawsuits against any Released Person for any of the claims or other matters that are released or waived herein. In the event that any Party breaches this paragraph, all Released Persons shall be entitled to recover from the breaching Party all reasonable attorney fees and costs incurred as a result of such breach, provided, however, that the breaching Party's obligation to pay attorney fees and costs shall apply to claims asserted under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act only as specifically authorized by federal law.

        7.     Notwithstanding paragraphs 5(E) and 11 below, Bank releases Executive from the non-competition provisions of paragraph 20 of the Employment Agreement. However, Bank's release of such non-competition provisions shall not diminish or affect any of Executive's duties hereunder or any other duties under the Employment Agreement, including Executive's duty to keep Proprietary Information confidential.

        8.     Executive agrees and covenants that at no time will he use, disclose, communicate, or transmit to other persons any confidential information or trade secrets (hereafter "Proprietary Information") pertaining to, or arising from, the business of the Bank and its affiliates (if any). Executive's statement of compliance is attached hereto as Attachment B. Executive hereby agrees and acknowledges that such Proprietary Information is unique and valuable to the Bank's business and that the Bank would suffer irreparable injury if this information were publicly disclosed. Therefore, Executive agrees to keep in strict secrecy and confidence any and all Proprietary Information which Executive has acquired, or to which Executive has had access, during employment by the Bank, that has not been publicly disclosed by the Bank, until such time as such Proprietary Information becomes generally known to the public other than pursuant to a breach by Executive of this Paragraph, the Employment Agreement, or any duty imposed by law. The Proprietary Information covered by this Agreement shall include, but shall not be limited to: (i) the identities of the Bank's existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank's existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank's employees; (vi) the identities of and pricing information about the Bank's suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank's financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; (xiv) computer programs and software developed by Bank or its consultants; (xv) all copies of shareholder contact lists. Executive acknowledges that, if he breaches the covenants contained in this paragraph, Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages. Accordingly, Executive agrees that, without the necessity of proving actual damages or posting bond or other security, Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which Bank may be entitled, at law or in equity. In such a situation, the Parties agree that Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Separation Agreement.

        9.     The Parties agree that the terms, amount, and fact of this Agreement are confidential information. The Parties agree that hereafter they will not disclose any such confidential information to any other person or entity, except to their attorneys, tax advisors, spouses, or as required by law or court order. Any disclosure of such confidential information by a Party's attorneys, tax advisors, or spouse will be deemed to be a disclosure by the Party.

        10.   The Parties agree not to make any oral or written statement or take any other action which disparages or criticizes the other Party, including, in the case of the Bank, the Bank's management or practices; damages the Party's good reputation; or impairs the Bank's operations; except to their attorneys, tax advisors, spouses, or as required by law or court order.

        11.   Except for the provisions of the Employment Agreement which survive termination of the Employment Agreement (see Employment Agreement, paragraph 30), which the Parties specifically incorporate herein, this Separation Agreement constitutes the entire agreement between Executive and Bank concerning his employment with Bank and his separation from employment with Bank, and there are no other promises, understandings, or agreements relating thereto except as may be provided herein. Except as stated in paragraph 15 below, the parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Separation Agreement. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by either Party. The purpose of this Agreement is solely to amicably resolve all issues relating to Executive's employment and separation from employment with Bank and to provide transitional assistance to Executive. No rules of construction based upon which Party drafted any portion of this Agreement shall be applicable in the event of any dispute over its meaning or interpretation. This Agreement shall be construed and enforced in accordance with the law of the State of Colorado. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect.

        12.   The Effective Date of this Separation Agreement shall be the eighth day after the date that Executive signs it and delivers the signed agreement to Bank, unless it is earlier revoked by Executive as allowed by paragraph 13 of this Separation Agreement.

        13.   This is an important legal document. Executive is advised to consult with an attorney before signing this Separation Agreement. Executive has 21 days after receiving this document to consider it. If Executive chooses to agree to the terms of this Separation Agreement, he must sign and return this Separation Agreement to Bank within 21 days. If Executive signs this Separation Agreement, he will then have the right to revoke this Separation Agreement by delivering written notice of revocation to Bank, but such notice must be received by Bank within seven days after the date that Executive signed this Separation Agreement. If this Separation Agreement is not signed and delivered to Bank within the 21 day period, or if it is revoked within the seven day period, none of the Parties will have any rights or obligations under this Separation Agreement.

        14.   It is expressly understood that Executive has read and reviewed this Separation Agreement and every word of it, that Executive has had an opportunity to discuss this Separation Agreement with an attorney if he chose to do so, and that Executive understands this Separation Agreement. By signing below, Executive represents that this Separation Agreement has been entered into voluntarily and knowingly and is binding upon him, his heirs, and personal representatives, and shall inure to the benefit of Bank, its successors and assigns.

        15.   Executive understands that the Bank is relying on the statements in his Statement of Compliance, which is attached as Attachment B hereto, in entering into this Separation Agreement and that if any of the statements in the Statement of Compliance are false, the Bank may, at its option, void the release of paragraph 4 above and proceed as permitted hereunder and/or by applicable law.

        16.   In the event either party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs, disbursements, and arbitrator's fees relating to such arbitration or litigation.

Solera National Bank
/s/ PAUL M. FERGUSON Paul M. Ferguson	By:	/s/ DOUGLAS CRICHFIELD
	Title:	President & CEO
Solera National Bancorp Inc.
	By:	/s/ DOUGLAS CRICHFIELD
	Title:	President & CEO

STATE OF COLORADO	)
	)	ss.
COUNTY OF Eagle	)

        The foregoing Separation Agreement was acknowledged before me this 14th day of November, 2008, by Paul M. Ferguson.

WITNESS my hand and official seal. My commission expires: 7/22/2012
/s/ AARON QUINTANA Notary Public

STATE OF COLORADO	)
	)	ss.
COUNTY OF JEFFERSON	)

        The foregoing Separation Agreement was acknowledged before me this 13th day of November, 2008, by Douglas Crichfield as President & CEO of Solera National Bank, on behalf of said corporation.

WITNESS my hand and official seal. My commission expires: 4/24/2012
/s/ DENISE M. WELHAM Notary Public
STATE OF COLORADO	)
	)	ss.
COUNTY OF JEFFERSON	)

        The foregoing Separation Agreement was acknowledged before me this 13th day of November, 2008, by Douglas Crichfield as President & CEO of Solera National Bancorp, Inc., on behalf of said corporation.

WITNESS my hand and official seal. My commission expires: 4/24/2012
/s/ DENISE M. WELHAM Notary Public

Attachment A

To Whom it May Concern:

        Paul M. Ferguson was employed by Solera National Bank from September 10, 2007 to October 24, 2008 as the bank's Chief Executive Officer. Mr. Ferguson led and coordinated the Bank's Initial Public Offering process and strategies which culminated in a successful capital raise for Solera National

Bancorp which totaled more than 25 million dollars and a shareholder base of approximately 750 shareholders. When Mr. Ferguson left, the Bank was in good standing with all regulatory entities. Under his tenure, the Bank was on plan to achieve profitability within targeted timeframes. We appreciate his service and wish him well in his future endeavors.

Very truly yours,
/s/ BASIL SABBAH Basil Sabbah Chairman of the Board of Directors

Attachment B

Statement of Compliance with Obligations Regarding Proprietary Information

I hereby certify that since my termination without cause by Solera National Bank, Solera National Bancorp, Inc. and the Bank Holding Company (collectively "Bank"), on October 24, 2008 and effective January 22, 2009, I have complied with my obligations regarding use and disclosure of Proprietary Information as defined in paragraph 16 of my Executive Employment Agreement dated September 10, 2007 ("Agreement"). Specifically, I have returned all Proprietary Information to the Bank and since October 24, 2008, I have not transmitted Proprietary Information, verbally or in writing, to any third party.

I also certify that I have and will comply with my obligation under the Agreement in the future.

Paul. M. Ferguson /s/ PAUL M. FERGUSON

Date:     11/3/08

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SEPARATION AGREEMENT